EX—FILING FEES

Calculation of Filing Fee Tables
Schedule TO
(Form Type)

LGAM Private Credit LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$4,904,090.73 (1)	0.01476%	$723.84 (2)
Fees Previously Paid			-
Total Transaction Valuation	$4,904,090.73
Total Fees Due for Filing			$723.84
Total Fees Previously Paid			-
Total Fee Offsets			$628.74(3)
Net Fee Due			$95.10

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 243,621 Common Units of LGAM Private Credit LLC at a price equal to $20.13 per unit, which represents the Company’s net asset value as of March 31, 2024.
(2) Calculated at $147.60 per $1,000,000 of the transaction value.
(3) An aggregate fee of $628.74 was paid with the filing of the Schedule TO-I by LGAM Private Credit LLC (File No. 005-94467) on February 29, 2024 (the “February Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the February Schedule TO-I filed on April 3, 2024 was $0.00, as no shares were tendered in the offering. The $628.74 of the filing fee paid in connection with the February Schedule TO-I is being used to offset the filing fee due in connection with this Schedule TO-I filing.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	LGAM Private Credit LLC	005-94467	February 29, 2024		$628.74
Fee Offset Sources	LGAM Private Credit LLC	005-94467		February 29, 2024		$628.74